As filed with the Securities and Exchange Commission on November 23, 2018

Registration No. 333-225869

Registration No. 333-196507

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-225869

FORM S-8 REGISTRATION STATEMENT NO. 333-196507

Under

The Securities Act of 1933

ZOE’S KITCHEN, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

51-0653504

(I.R.S. Employer Identification No.)

5760 State Highway 121, Suite 250

Plano, TX 75024

(214) 436-8765

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Deregistration of Unsold S-8 Securities

Zoe’s Kitchen, Inc. 2018 Omnibus Incentive Plan

Zoe’s Kitchen, Inc. 2014 Omnibus Incentive Plan

Full title of the plans

Michael Todd

General Counsel & Secretary

5760 State Highway 121, Suite 250

Plano, TX 75025

(214) 436-8765

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Jeremy D. London

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

(202) 371-7535

and

Kenneth M. Wolff

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3992

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filter, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Zoe’s Kitchen, Inc., a Delaware Corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•                                                Registration Statement No. 333-225869, originally filed with the SEC on June 25, 2018, registering: 1,589,000 shares of Common Stock, par value $0.01 per share, of  the Company (“Common Stock”) under the Company’s 2018 Omnibus Incentive Plan; and

•                                                Registration Statement No. 333-196507, originally filed with the SEC on June 4, 2014, registering: 1,905,799 shares of Common Stock, par value $0.01 per share, of the Company under the Company’s 2014 Omnibus Incentive Plan.

On November 21, 2018, pursuant to an Agreement and Plan of Merger, dated August 16, 2018, by and among the Company, Cava Group, Inc., a Delaware corporation (the “Parent”), and Pita Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Parent (the “Merger Sub”), Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of the Parent. In connection with the Merger, as of the date hereof, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.

In accordance with an undertaking made by the Company in each of the Registration statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all such securities the Company registered but that remain unsold under the Registration Statements, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on November 23, 2018.

ZOE’S KITCHEN, INC.

By:	/s/ MICHAEL TODD
Michael Todd
General Counsel & Secretary